Exhibit 10.6

BANCORP 34, INC. & BANK 34

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This amendment is made effective as of the 1st day of April 2022 (the “Effective Date”), by and between Bancorp 34, Inc. and Bank 34, collectively (the “Bank”), and Kimberly Yacuel (“Officer”).

WHEREAS, Officer and the Bank entered into a change in control agreement dated January 1, 2018 (the “Agreement”); and

WHEREAS, the Bank and Officer believe it is in the best interests of the Bank and Officer to move the term and renewal date of the Agreement to May 1st, to allow the Board of Directors to better evaluate Officer’s performance in order to decide whether or not to renew the term of the Agreement; and

WHEREAS, the terms of the Agreement allow the parties to modify the agreement by written instrument.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein and such other consideration, the sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.             Amendment to Section 2(a) of the Agreement. Section 2(a) of the Agreement is amended by deleting it in its entirety and replacing it with the following new Section 2(a):

“(a) The term of this Agreement, as amended, shall continue until May 1, 2024. Commencing on May 1, 2023 (the “Renewal Date”) and continuing on each May 1st thereafter (each a “Renewal Date”), this Agreement shall renew for an additional year such that the remaining term shall again be twenty-four (24) months, provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board”) must take the following actions within the time frames set forth below prior to each Renewal Date: (i) at least sixty (60) days prior to the Renewal Date, conduct a comprehensive performance evaluation and review of Officer for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which such decision shall be included in the minutes of the Board’s meeting. If the decision of the disinterested members of the Board is not to renew this Agreement, then the Board shall provide Officer with a written notice of non-renewal (“Non-Renewal Notice”) at least thirty (30) days and not more than sixty (60) days prior to any Renewal Date, such that this Agreement shall terminate at the end of the then current term (that is, twenty-four (24) months from the immediately preceding Renewal Date). The failure of the disinterested members of the Board to take the actions set forth herein before any Renewal Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to Officer. If the Board fails to inform Officer of its determination regarding the renewal or non-renewal of this Agreement, the Officer may request, in writing, the results of the Board’s action (or non-action) and the Board shall, within thirty (30) days of the receipt of such request, provide a written response to Officer. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.”

2.              Effect of Amendment. Except and to the extent modified by this Amendment, the provisions of the Agreement shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Bank 34		Officer

By:	/s/ Randal L. Rabon	/s/ Kim Yacuel
	Name: Randal L. Rabon	Name: Kim Yacuel
Title: Chairman of the Board

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